Exhibit 5.1

1271 Avenue of the Americas
New York, New York 10020-1401
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Chicago	Paris
	Dubai	Riyadh
October 20, 2026	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Silicon Valley
	Houston	Singapore
	London	Tel Aviv
	Los Angeles	Tokyo
	Madrid	Washington, D.C.

Skydance Corporation

1515 Broadway

New York, New York 10036

Re: Skydance Corporation – Registration Statement on Form S-8

To the addressee set forth above:

We have acted as special counsel to Skydance Corporation, a Delaware corporation (“Skydance”), in connection with the preparation and filing by Skydance on the date hereof with the Securities and Exchange Commission (the “Commission”) of a Registration Statement (the “Registration Statement”) on Form S-8 under the Securities Act of 1933, as amended (the “Act”), relating to the Skydance Corporation 2025 Incentive Award Plan, as amended (the “2025 Plan”), and the issuance of up to 34,152,673 shares (the “Shares”) of Class B common stock, par value $0.001 per share, of Skydance, which may be issued pursuant thereto. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus forming a part thereof, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of Skydance and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipients thereof, and have been issued by Skydance for legal consideration in excess of par value in the circumstances contemplated by the 2025 Plan, assuming in each case that the individual issuances, grants or awards under the 2025 Plan are duly authorized by all necessary corporate action of Skydance and duly issued, granted or awarded and exercised in accordance with the requirements of law and the 2025 Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of Skydance, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that Skydance will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

October 20, 2026

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP